Exhibit 99.1

NEWS

801 E. 86th Avenue
Merrillville, IN 46410
FOR IMMEDIATE RELEASE

May 23, 2008
FOR ADDITIONAL INFORMATION

Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
NiSource to Appeal W. Va. Case to U. S. Supreme Court
MERRILLVILLE, Ind. – NiSource Inc. today announced that, on Thursday, May 22, the Supreme Court of Appeals of West Virginia voted to refuse to hear the company’s appeal of a $404 million verdict rendered in a state court class action lawsuit in 2007.
NiSource will seek a continuation of the stay of the judgment in the case pending a petition for writ of certiorari to the Supreme Court of the United States. The company said its petition will be filed with the U.S. Supreme Court within 90-120 days and that it expects the court to decide whether to hear the appeal in early 2009.
NiSource President and CEO Robert C. Skaggs, Jr. said the company is surprised and disappointed with the West Virginia Court’s decision not to hear its appeal. “The Court’s decision to not even address the substance of an appeal in a case of this significance, particularly in light of the $270 million in punitive damages awarded at the trial court level, is unprecedented and contrary to the most basic principles of fairness. We firmly believe in the merits of our position and will continue to vigorously pursue our arguments before the U.S. Supreme Court.” Skaggs added, “While yesterday’s decision is certainly a setback, as a company we remain focused on our investment- driven business strategy and are confident in our ability to deliver on our commitments to all our stakeholders.”
NiSource said it will assert in its certiorari petition that its constitutional rights were violated by the manner in which the trial was conducted, particularly with respect to the punitive damages award. NiSource will also assert that its due process rights were violated by a lack of meaningful state appellate review of the trial court verdict. The company said it strongly believes that the case will warrant favorable review by the U.S. Supreme Court.
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About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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